Exhibit 10.1

NOTE PURCHASE AGREEMENT

NOTE PURCHASE AGREEMENT (the “Agreement”), dated as of December 21, 2011, by and between ServiceMaster Global Holdings, Inc., a Delaware corporation (“Holdings”), and The ServiceMaster Company, a Delaware corporation ( “SVM”).

WHEREAS, Holdings owns, beneficially and of record, $65 million in face amount of the 10.75% senior notes due 2015 of SVM (the “Senior Notes”); and

WHEREAS, Holdings desires to sell to SVM, and SVM desires to purchase from Holdings, such Senior Notes on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the representations, warranties and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF THE SENIOR NOTES; CLOSING

Section 1.1  Purchase and Sale.  Subject to the terms and conditions of this Agreement, Holdings hereby sells and assigns, and SVM hereby purchases and accepts, all of Holdings’ right, title and interest in and to the $65 million face value of Senior Notes held by Holdings, for the Purchase Price (as defined below).

Section 1.2  Purchase Price.  The aggregate cash consideration payable by the SVM to Holdings for the Senior Notes is $68,008,506.94 (the “Purchase Price”), which amount includes accrued and unpaid interest on such Senior Notes to the date hereof.

Section 1.3  The Closing.  The consummation (the “Closing”) of the purchase of the Senior Notes shall take place at the offices of SVM, 860 Ridge Lake Boulevard, Memphis, Tennessee 38120, or such other place as the parties may agree, simultaneously with the execution and delivery of this Agreement by Holdings and SVM. At the Closing, SVM shall pay to Holdings, by wire transfer of immediately available funds to an account designated by Holdings, an amount equal to the Purchase Price.

ARTICLE II

MISCELLANEOUS

Section 2.1  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Section 2.2  Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by telecopy or email (in PDF format) by any party hereto shall be effective as such party’s original executed counterpart.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties and their respective successors and permitted assigns.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date above first written.

SERVICEMASTER GLOBAL HOLDINGS, INC.

By:	/s/ Roger A. Cregg
Name:	Roger A. Cregg
Title:	Vice President & Chief Financial
Officer

THE SERVICEMASTER COMPANY

By:	/s/ Mark W. Peterson
Name:	Mark W. Peterson
Title:	Senior Vice President & Treasurer